                                                          RE: NN, Inc.
                                                          2000 Waters Edge Drive
                                                          Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                      AT FRB|WEBER SHANDWICK

Will Kelly                                          Kerry Thalheim     Susan Garland
Treasurer & Manager of Investor Relations           (General info)     (Analyst info)
(423) 743-9151                                      212-445-8437       212-445-8458

FOR IMMEDIATE RELEASE
November 1, 2002

   NN, INC. THIRD QUARTER REVENUES AND NET INCOME UP 11% AND 185% RESPECTIVELY
                           FOR THE 2002 THIRD QUARTER

Johnson City, Tenn., November 1, 2002 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter ended September 30, 2002.

Net sales for the third quarter of 2002 were $47.5 million, up 11.5% from $42.6 million for the same period of 2001. Net income for the third quarter of 2002 totaled $2.1 million, or $0.14 per share, compared to net income of $744,000, or
$0.05 per share, for the third quarter of 2001. Earnings per share of $0.05 for the third quarter of 2001 reflect an after-tax charge of $480,000 for restructuring costs associated with the closing of the Company's Walterboro,
South Carolina facility in September of 2001 and an after-tax gain of $870,000 resulting from insurance proceeds from the fire in NN's Erwin, Tennessee facility in March 2000. Additionally, effective January 1, 2002, the company adopted Statement of Financial Accounting Standard No. 142 (SFAS 142) "Goodwill
and Other Intangible Assets," which states that goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but are periodically evaluated for impairment. The third quarter of 2001 included goodwill amortization expenses of $273,000 net of tax and minority interest.
Excluding the gain on insurance proceeds, the restructuring charge and the goodwill amortization, net income totaled $627,000, or earnings per share of
$0.04, for the third quarter of 2001.

Net sales for the first nine months of 2002 were $143.8 million, up 2.6%
compared to $140.2 million for the same period of 2001. Net sales in the first nine months of 2001 reflect approximately 7 1/2 months of revenue contribution from Delta Rubber Company, which was acquired on February 16, 2001 in a transaction using the purchase method of accounting.

Net income for the first nine months of 2002 totaled $6.4 million, or $0.40 per share, compared to $5.7 million, or $0.37 per share, for the same period of
2001. Excluding the

aforementioned gain on insurance proceeds, the restructuring costs, and the goodwill amortization expenses for the first nine months of 2001, net income totaled $4.5 million, or $0.29 per share.

David L. Dyckman, Chief Financial Officer, commented, "We are very pleased with our performance when you consider that the third quarter has traditionally been our weakest as manufacturing activity in Europe typically slows during August.
Revenue levels grew approximately $4.9 million or 11.5% from the third quarter in 2001, driven by better than expected revenues from our ball and roller operations as well as favorable currency translation rates.

"Net income for the third quarter rose 238.0%, after adjusting for the impact of the restructuring costs, the after-tax gain on insurance proceeds and the adoption of SFAS 142. Our earnings improvement reflects the ongoing benefit of the cost structure programs we initiated last year as well as tax rate improvements and a 35.1% reduction in interest expense resulting from aggressive debt reduction. We also experienced a 3.8% decline in selling, general and administrative expenses.

"As a percentage of net sales, the gross profit margin was 24.9% in the third quarter of 2002 versus 23.0% in the third quarter of 2001. This improvement reflects the continuing benefit of the initiatives to lower our cost structure, including the consolidation of our domestic ball and roller operations in the fourth quarter of 2001 as well as increased efficiencies associated with higher volume levels recorded in the current year's third quarter as compared to the prior year.

"Selling, general and administrative expenses for the third quarter of 2002 declined to 8.6% as a percentage of net sales as compared to 10.0% in the prior year's third quarter and 9.8% in the second quarter of this year. The decline from the second quarter of 2002 of $743,000 or 15.4% reflected a reversal of previously recognized non-cash compensation charges associated with a portion of the employee stock options and a decrease in the level of spending of advisory services expenses associated with the pursuit of certain strategic alternatives.
In the future, we expect that our SG&A levels of spending will return to historical rates of approximately 8.5% of net sales."

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "We continue to see incremental improvements in our revenue in comparison to 2001. However, 2002 revenues still reflect what we consider to be below normal levels of demand in both Europe and the North America. In the third quarter, we realized double-digit revenue gains versus the third quarter of 2001 and continued to make significant progress in reducing our total debt. Since the beginning of the year we reduced debt by $11.0 million, reflecting our continuing focus on cost reduction programs, balance sheet management and the maximization of cash flows.
As a result, we are likely to exceed our full year debt reduction goal of $12 million. We are forecasting earnings per share for the full year to be in the range of $0.53 to $0.54. Earnings per share for the fourth quarter of this year are forecasted to be in the range of $0.13 to $0.14 on revenues of approximately
$48.0 million.

With respect to our outlook for 2003, given the continuing uncertainty of the current global economic environment, we expect earnings per share to be in the range of $0.62 to $0.65, an increase of approximately 19% from 2002, on revenues of approximately $200 million. We see improvements in our financial performance in 2003 driven by reduced levels of interest expense, SG&A spending, and continuing improvements in cost and quality. Our 1,300 worldwide employees remain focused on serving the needs of our customers. As such, we remain optimistic regarding our long-term opportunities to add increasing value as a supply partner to our global bearing customers."

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the Company manufactures a variety of other plastic components. NN, Inc. had sales of US $180 million in 2001.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the
Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31,
2001.

                            (Financial Tables Follow)

                                    NN, Inc.
                         Condensed Statements of Income
                    (In Thousands, except per share amounts)
                                   (Unaudited)

                                              Three Months Ended     Nine Months Ended
                                                 September 30,         September 30,
                                                2002     2001         2002      2001
                                             --------- ---------    -------- ---------
Net sales                                     $47,451   $42,576     143,836  $140,153
Cost of goods sold                             35,631    32,797     107,301   106,116
                                             --------- ---------    -------- ---------
         Gross profit                          11,820     9,779      36,535    34,037

Selling, general and administrative             4,076     4,239      13,311    12,324
Depreciation and amortization                   2,881     3,474       8,443    10,170
Restructuring and impairment costs                  -       750          78       750
                                             --------- ---------    -------- ---------
Income from operations                          4,863     1,316      14,703    10,793

Interest expense, net                             597       920       1,876     3,214
Equity in (earnings) loss of
unconsolidated affiliate                            -        13           -      (13)
Net gain on involuntary conversion                  -   (1,359)           -   (3,901)
Other (income) expense                           (20)        15       (516)     (461)
                                             --------- ---------    -------- ---------

Income before provision for income taxes        4,286     1,727      13,343    11,954

Provision for income taxes                      1,612       806       4,957     4,879

Minority interest in consolidated subsidiary      555       177       2,009     1,279
                                             --------- ---------    -------- ---------

Income before cumulative effect of change in
accounting principle                            2,119       744       6,377     5,796
Cumulative effect of change in accounting
principle, net of income tax benefit of $112
and related minority interest impact of $84         -         -           -        98
                                             --------- ---------    -------- ---------
Net income                                     $2,119      $744      $6,377    $5,698
                                             ========= =========    ======== =========

Diluted income per common share                 $0.14     $0.05       $0.40     $0.37
                                             ========= =========    ======== =========

                                    NN, Inc.
                            Condensed Balance Sheets
                                 (In Thousands)

                                                        September 30,       December 31,
                                                           2002                2001
                                                        (Unaudited)
Assets
Current assets:
                                                         ---------            --------
Cash                                                       $4,607              $3,024
Accounts receivable, net                                   30,705              24,832
Inventories, net                                           22,618              23,418
Other current assets                                        4,277               4,343
                                                         ---------            --------
         Total current assets                              62,207              55,617

Property, plant and equipment, net                         84,483              82,770
Assets held for sale                                        3,599               4,348
Goodwill, net                                              41,192              40,282
Other non-current assets                                    5,013               5,118
                                                         ---------           ---------
         Total assets                                    $196,494            $188,135
                                                         =========           =========

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable                                          $18,753             $15,693
Accrued salaries and wages                                  5,688               3,813
Income taxes payable                                        4,261               2,377
Payable to affiliates                                         633               1,277
Short-term portion of long-term notes                       7,000               7,000
Other current liabilities                                   9,800               7,576
                                                         ---------            --------
         Total current liabilities                         46,135              37,736

Minority interest in consolidated subsidiaries             36,421              30,932
Deferred income taxes                                       6,643               6,499
Long-term notes payable                                    36,660              47,661
Other                                                       4,307               3,268
                                                         ---------            --------
         Total liabilities                                130,166             126,096

         Total stockholders' equity                        66,328              62,039
                                                         ---------           ---------
         Total liabilities and stockholders' equity      $196,494            $188,135
                                                         =========           =========